Ex-Filing Fees

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

WELLTOWER INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be Paid	Equity	Common Stock, $1.00 par value per share	457(c)	300,026	$80.28	$24,086,087.28	0.0000927	$2,232.79

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts					$24,086,087.28		$2,232.79

	Total Fees Previously Paid

	Total Fees Offsets

	Net Fee Due							$2,232.79

(1)

Includes up to 300,026 shares of Common Stock issuable in exchange for Class A units of Welltower OP LLC tendered for redemption by one or more of the members of Welltower OP LLC pursuant to their contractual rights.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the high and low prices for the Registrant’s Common Stock reported on the New York Stock Exchange on July 21, 2022.